LICENSE AGREEMENT

This License Agreement ("**Agreement**") is entered into by and between Cuprina Pte Ltd ("**Licensee**"), and Ronald Sherman, M.D., an individual ("**Licensor**"), each a "**party**" and together the "**parties**."

RECITALS

WHEREAS, Licensee desires to obtain from Licensor and Licensor desires to grant to Licensee a non-exclusive license to certain Licensed Product(s) (as defined herein) in the Territory (as defined herein) and to use the Trademarks (as defined herein) in connection with the Licensed Products in the Territory on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1. LICENSOR'S OBLIGATIONS.

1.01. Grant of License. Subject to the restrictions, limitations and conditions set forth in this Agreement, upon execution hereof and payment of the Initial License Fee (as defined in Exhibit B), Licensor hereby grants to the Licensee a non-exclusive, royalty-bearing license to manufacture, sell, use and distribute the Licensed Product(s) (as defined in Exhibit A) in the Territory (as defined in Exhibit A) and to use the Trademarks (as defined in Exhibit A) in connection with the manufacture, sale, use and distribution of Licensed Products in the Territory. No other right or license is granted by the Licensor to the Licensee, either express or implied, with respect to any other trademark, trade name, service mark, patent, product or other intellectual property right owned or possessed by, or licensed to, the Licensor. The Licensee shall not use the Licensed Products or the Trademarks in any manner not specifically authorized by this Agreement. The license rights granted pursuant to this Agreement shall not include any right to grant any sublicenses of the Licensed Products and/or Trademarks.

ARTICLE 2. LICENSEE'S OBLIGATIONS.

2.01. Initial License Fee. In partial consideration for the license and rights granted to Licensee pursuant to this Agreement, Licensee shall pay to Licensor a non-refundable and non-creditable Initial License Fee (as defined in Exhibit B) upon execution of this Agreement in accordance with the terms set forth herein and in Exhibit B. This Initial License Fee shall be fully earned by Licensor upon execution of this Agreement. In the event that Licensee does not pay the Initial License Fee to Licensor as provided in this Section, Licensee's license rights under this Agreement will be terminated and the Agreement will be terminated upon notice by Licensor to Licensee. In addition, Licensee shall pay to Licensor a non-refundable and non-creditable Monthly License Fee (as defined in Exhibit B) in accordance with the terms in Exhibit B.

2.02. Royalties. As additional consideration for the license and rights granted to Licensee pursuant to this Agreement, during the Term of this Agreement, Licensee shall pay to Licensor the Royalty Fees (as defined in Exhibit B) and shall deliver to Licensor the Report (as defined in Exhibit B) in accordance with the terms set forth herein and in Exhibit B.

2.03. Payment Terms. All payments must be paid to Licensor in immediately available United States dollars. Unless otherwise provided herein, if the Licensee fails to make any payment within thirty (30) days after receipt of notification that any such payment is due, the Licensor may, in Licensor's sole discretion, terminate this Agreement. Interest at the rates set forth in Exhibit B shall be due on any late payments.

2.04. Taxes. The Licensee shall be solely responsible for all taxes, tariffs, and other fees due in connection with the manufacture, sale, distribution, export or import of the Licensed Products and the materials used in the manufacture thereof. All payments to Licensor under this Agreement will be made without any deduction or withholding or on account of any tax unless such deduction or withholding is required by applicable laws, in which case, Licensee will promptly

notify Licensor of such requirement and provide documentation evidencing such payment to such authorities.

2.05. No referrals. No amount paid or reimbursed by or on behalf of Licensee is intended to be, nor shall it be construed as, an offer or payment made, whether directly or indirectly, to induce or reward the referral of patients, the purchase, lease or order of any item or service, or the recommendation or arranging for the purchase, lease or order of any item or service.

2.06. Insurance. Licensee agrees to maintain, at its sole expense, commercially reasonable comprehensive general liability insurance and such other insurance coverage required by applicable law. Licensee shall provide workers' compensation insurance for its employees as required by applicable law. Licensee shall provide Licensor with proof of all such insurance upon request.

ARTICLE 3. TERM AND INDEMNITY.

3.01. Term of Agreement. This Agreement shall commence as of **July 15, 2025**, subject to payment of the Initial License Fee, (the "**Effective Date**") and shall terminate on the one (1) year anniversary date of the Effective Date, unless earlier terminated as set forth below (the "**Term**"). The Term may be extended by mutual written agreement of the parties.

A. This Agreement may be terminated upon mutual agreement of Licensee and Licensor at any time.

B. Except as otherwise set forth herein, this Agreement may be terminated for cause if a party has materially breached the Agreement where the defaulting party has been given written notice of its deficiencies and has failed to correct such deficiencies within thirty (30) calendar days after receipt of such notice or such longer time provided by the noticing party in its sole discretion. Termination pursuant to this Section 3.01.B shall be effective at the expiration of the cure period. This Section 3.01 shall not constitute an election of remedies by or liquidated damages to the terminating party. The terminating party shall have and retain all rights to damages at law and rights to equitable relief in the event of breach by the defaulting party.

C. Without limiting the foregoing, if the Licensee breaches any of the terms, conditions or provisions of this Agreement relating to its obligations regarding payment, Trademarks or Licensed Products, and fails to cure such breach within thirty (30) days after receiving written notice thereof by the Licensor specifying the particulars of the breach, the Licensor shall have the right to terminate this Agreement by giving written notice to the Licensee (such termination to be effective immediately upon the giving of such notice).

D. This Agreement may be terminated at any time without cause by Licensor upon thirty (30) calendar days' advance written notice to the other party. This Agreement may be terminated at any time without cause by Licensee, including upon Licensee obtaining its own FDA 510(k), by providing thirty (30) calendar days' advance written notice to Licensor and paying Licensor an amount equal to one (1) additional Monthly License Fee, in lieu of further obligations. Termination shall be effective upon such payment by Licensee to Licensor.

E. Licensor may terminate this Agreement upon ninety (90) days' notice to Licensee upon Licensee becoming insolvent, if a petition for bankruptcy or reorganization is filed, or an assignment for the benefit of its creditors is made, or if it liquidates its business in any manner. Upon such termination, the Licensee, its receivers, trustees, assignees or other representative shall have no right to use, distribute, place in any advertising materials or otherwise deal with the Trademarks or Licensed Products except with and under the special written consent and instructions of the Licensor, which consent may be withheld for any reason.

F. This Agreement may be terminated as otherwise set forth in this Agreement.

G. Upon the death of Licensor, the legal representative of Licensor may elect to terminate this contract upon sixty (60) days' notice to Licensee. Upon the death of Licensor, Licensor's legal representative shall step into the shoes of Licensor and shall be the new Licensor having all of the rights under this Agreement, including, without limitation, the rights over the Licensed Products and Trademarks, and the right to receive any amounts payable under this Agreement.

3.02. Effect of Termination. Upon the expiration or earlier termination of this Agreement:

A. All rights granted to the Licensee hereunder shall automatically revert to the Licensor and the Licensee shall execute any and all documents requested by Licensor to evidence such reversion;

B. The Licensee shall immediately stop any use of the Trademarks and Licensed Products, including any use in connection with the manufacturing, distributing, selling, or in any way dealing with any Licensed Products, or any item pertaining to the Licensed Products;

C. The Licensee shall return to the Licensor all tags, labeling and printed material bearing the Trademark, all specifications and all other materials or documents in the Licensee's possession that contains confidential information of the Licensor;

D. The Licensee shall not use any trademarks similar to the Trademarks;

E. The provisions of this Agreement which by their terms call for performance subsequent to termination of the Agreement shall so survive termination, whether or not such provisions expressly state that they shall so survive.

F. Termination of the Agreement shall not affect or prejudice any rights or obligation of the parties that have accrued or arisen under this Agreement prior to the time of termination, and such rights and obligations shall survive the termination of this Agreement.

3.03. Indemnification. Licensee agrees to indemnify, defend, and hold harmless Licensor and his assistants, employees or agents from and against any and all claims, costs (including costs of settlement and attorneys' fees), damages, losses, liabilities and expenses arising directly or indirectly from or connected with the negligent act or failures to act by, or the willful misconduct of, Licensee or its agents, employees, or representatives in connection with its obligations under this Agreement, or connected with any damage to person or property that Licensee or any of its officers, directors, attorneys, agents, employees, parents or affiliates may have caused directly or indirectly ("**Claim(s)**"). This Section shall survive termination of this Agreement.

In addition, and without limiting the foregoing, the indemnification includes, but shall not be limited to, Claims which may be incurred by or asserted against the Licensor by reason of or in connection with:

1. any act under, or in violation of, this Agreement or otherwise relating to the transactions contemplated hereby;
2. any failure by the Licensee to comply with all laws, rules, regulations or registration/qualification requirements of any jurisdiction in which the Licensee manufactures, sells, distributes, imports or otherwise deals with the Licensed Products or the materials used in the manufacture thereof, or to which the Licensee exports the Licensed Products;
3. any use of the Trademarks in violation of this Agreement, by the Licensee or its subsidiaries, or the employees, agents, representatives or contractors of any of the foregoing;
4. any actual or threatened suit alleging that the manufacturing, sale, use or distribution of the Licensed Product in the Territory infringes the intellectual or other rights of any person; and/or
5. any alleged defect in any Licensed Products.

In addition, and without limiting the foregoing, if Licensor becomes involved in any capacity in any action, claim, proceeding or investigation brought or threatened by or against any person, related to, arising out of or in connection with this Agreement, Licensee will, subject to the qualifications below, reimburse Licensor for its reasonable legal and other expenses (including the cost of any investigation and preparation) upon receipt of documentation of such expenses incurred in connection therewith, and for any liability arising therefrom. To the full extent permitted by law, Licensee will indemnify and hold harmless Licensor from and against any losses, claims, damages, liabilities or expense to which Licensor may become subject under any applicable federal or state law, or otherwise, related to, arising out of or in connection with this Agreement, whether or not any pending or threatened action, claim, proceeding or investigation giving rise to such losses, claims, damages, liabilities or expense is brought by or on Licensee's behalf and whether or not in connection with any action, proceeding or investigation in which Licensee or Licensor are a party. Licensee also agrees that Licensor shall have no liability (whether direct or indirect, in contract or tort or otherwise) to Licensee or its security holders or creditors related to, arising out of or in connection with this Agreement (whether or not any pending or threatened action, claim, proceeding or investigation giving rise to such losses, claims, damages, liabilities or expense is brought by Licensee or on its behalf and whether or not in connection with any action, proceeding or investigation in which Licensee or Licensor are a party). If multiple claims are brought against Licensor in litigation or arbitration related to, arising out of or in connection with this Agreement, with respect to at least one of which such claims indemnification is permitted under applicable law, Licensee agrees that any litigation or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for hereunder, except to the extent the litigation or arbitration award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available. In no event shall Licensor be liable to Licensee or agents for any incidental, special, indirect, punitive or consequential damages arising out of or relating to this Agreement, even if such party or any of its authorized representatives have been advised of the possibility of such damages. Licensor's cumulative liability to Licensee on any ground pursuant to this Agreement shall not exceed the annual sum of the fees paid to Licensor hereunder.

ARTICLE 4. MISCELLANEOUS.

4.01. Entire Agreement/Amendment. This Agreement, including any and all exhibits (which are incorporated herein by this reference), constitutes the entire understanding and agreement between the parties as to those matters contained in it, and supersedes any and all prior or contemporaneous agreements, representations and understandings of the parties. This Agreement may be amended at any time by mutual agreement of the parties, but any such amendment must be in writing, dated, and signed by the parties.

4.02. Assignment/Binding on Successors. Neither party may assign its rights or delegate its duties without the express written approval of the other party. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their successors and assigns, except as otherwise provided in this Agreement.

4.03. Dispute Resolution. If the parties cannot resolve a dispute between them relating to this Agreement after using good faith efforts to resolve the dispute informally, the parties shall submit the dispute to binding arbitration in accordance with the then prevailing Commercial Arbitration Rules of JAMS/Endispute or, upon mutual agreement by the parties, such other rules agreed to by the parties. The parties shall bear the arbitrator's fees and expenses equally. The place of arbitration shall be in Orange County, California, or such other location within the State of California mutually agreed to by the parties, or, if available and agreed to by the parties, the arbitrator's online dispute resolution platform. Judgment upon the award may be entered and enforced in the appropriate state or federal court sitting in the county where Licensor is located.

4.04. Remedies. All remedies conferred by this Agreement shall be cumulative, and the pursuit by any party of any such remedy shall not limit such party from pursuing any other remedy to which it may be entitled, whether under this Agreement or otherwise.

4.05. Attorneys' Fees. Except as otherwise stated in this Agreement, if any legal action or proceeding is brought to enforce or interpret this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable costs (excluding arbitrator's fees), including but not limited to, reasonable costs and attorneys' fees, including such fees and costs as may be incurred in enforcing a judgment or order entered in any arbitration or legal action. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of such attorneys' fees and costs.

4.06. Severability. In the event any portion of this Agreement is declared void by a court or arbitrator, such portion shall be severed from this Agreement, and the remaining provisions shall remain in effect, unless the effect of such severance would be to alter substantially this Agreement or the obligations of the parties, in which case this Agreement may be immediately terminated.

4.07. Waiver. Any failure of a party to insist upon strict compliance with any term or condition of this Agreement shall not be deemed to be a waiver of such term or condition. To be effective, a waiver must be in writing, signed and dated by the parties.

4.08. Governing Law. This Agreement shall be governed by and construed in accordance with the Federal laws of the United States of America and the state laws of the State of California, United States of America, without regard to principles of conflict or choice of laws and regardless of the place or places of its physical execution and performance, and any suit or other action brought under this Agreement shall be brought in Orange County, California. The Licensee hereby irrevocably submits to the jurisdiction of the state and federal courts located in Orange County, California, and agrees that the Licensor shall not submit to the jurisdiction of any court located outside the State of California with respect to any suit or other action brought under this Agreement.

4.09. Legal Requirements. As applicable, the parties acknowledge and agree that Licensee has the right and obligation to capture, maintain and disclose, if and as required under all applicable laws, regulations, or binding industry codes: (a) the existence and nature of Licensor's relationship with Licensee; (b) actual services rendered by Licensor; and (c) direct and indirect payments, transfers of value, and other compensation, ownership or investment interest provided to Licensor by Licensee. As applicable, Licensor and/or Licensee shall notify federal and/or state authorities of Licensor's relationship with Licensee and of receipt of compensation under this Agreement if and as required under applicable laws, regulations, or binding industry codes. Licensor and Licensee shall perform their respective obligations set forth in this Agreement in conformance with all applicable laws, rules and regulations, and professional standards, applicable to this Agreement, including but not limited to the Federal anti-kickback statute and the Federal Physician Payments Sunshine Act (and similar state laws), and the Federal Food, Drug and Cosmetic Act, each as amended from time to time. The fees set forth herein do not exceed fair market value, negotiated at arm's-length, and are not determined in a manner that takes into account the volume or value of any referrals or business otherwise generated between the parties for which payment may be made in whole or in part under Medicare, Medicaid, or other Federal health care programs.

4.10. Manufacturing Requirements Licensee shall ensure that all Licensed Products are manufactured in accordance with all applicable laws, rules and regulations, in each jurisdiction where the Licensee manufactures, distributes, sells, or otherwise deals with the Licensed Products, pertaining to the manufacture, sale, distribution, import or export of the Licensed Products, and any materials used in the manufacture thereof. The Licensee shall comply with all registration/qualification requirements in each jurisdiction in which the Licensed Products are manufactured, sold, distributed, imported or exported. Licensee represents and warrants to Licensor that all Licensed Products manufactured, sold and/or distributed by Licensee shall be fit for the purpose intended by this Agreement and free from defects in material (and workmanship,

and shall be manufactured and provided in accordance and conformity with all present and future statutes, laws, ordinances and regulations relating to the manufacture and supply of the Licensed Products, including without limitation, those enforced by the United States Food and Drug Administration (including compliance with good manufacturing practices) and International Standards Organization Rules 9,000 et seq.

4.11. No Referrals. Nothing in this Agreement is intended to obligate and shall not obligate any party to this Agreement to refer clients to any other party.

4.12. No Endorsement. Licensor and Licensee agree that Licensee will not use Licensor's name or likeness for the purpose of endorsement, promotion or marketing of Licensee or its products. Licensor shall not under this Agreement speak with or to any third parties in any context or manner that could reasonably constitute endorsement, promotion, or marketing of any product or technology.

4.13. No Conduct of Clinical Research. Licensor shall not direct or conduct clinical trials for or on behalf of Licensee under this Agreement. Data provided to Licensor under this Agreement will not include any identifying information regarding patients or human subjects and Licensor will not have access to this information, either directly or indirectly through coding systems that link de-identified data to individual persons.

4.14. Headings. The headings of sections in this Agreement are for reference only and are not to be construed in any way as part of this Agreement.

4.15. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument.

4.16. Notices. All written notices to be given in connection with this Agreement shall be sufficient if sent by (a) facsimile (together with proof of transmission and provided a hard copy is mailed within one business day), (b) certified or registered mail, postage prepaid, (c) email, or (d) national overnight delivery service addressed to the party entitled to receive such notice at the address specified by such party below:

CUPRINA PTE LTD	RONALD SHERMAN, M.D.
Block 1090, Lower Delta Road,	36 Urey Court
#06-08, Singapore 169201.	Irvine, CA 92617
Contact: (+65) 9829 8287	Facsimile: (888) 874-7235
Email: david.quek@cuprina.com.sg	Email: Ronald.Arlen.Sherman@gmail.com

The parties expressly consent to electronic service.

4.17. Force Majeure. If it is impossible for either Licensee or Licensor to perform its duties under this Agreement due to strikes, lock-outs, labor disputes, governmental restrictions, fire or other casualty, emergency, or any cause beyond the reasonable control of the party, such non-performing party shall be excused the performance by the other party, and shall not be in breach of this Agreement, for a period equal to any such prevention, delay or stoppage. Notwithstanding this provision, a party may terminate this Agreement immediately upon written notice if such events continue for sixty (60) consecutive days.

4.18. Confidentiality. At all times during and after the term of this Agreement, each party shall keep all information of the other party which is confidential or proprietary in nature, including without limitation, non-public records, any confidential business activities of the parties, financial and operational data, proprietary information and the terms and conditions of this Agreement, strictly confidential and shall disclose such information and/or records only to those employees and agents who have a need to know in connection with the performance of this Agreement and the exercise of rights and obligations hereunder, or otherwise as permitted or required by applicable

law, and in the case of required disclosure only after providing the disclosing party with at least fifteen (15) calendar days prior written notice of any intended disclosure if reasonably practicable. Neither party shall use, and both parties shall cause their respective employees and agents to not use, confidential or proprietary information of the other party for any purpose other than in furtherance of this Agreement and the activities described herein. Breach of the confidentiality obligation by the receiving party may be cause for termination of this Agreement and pursuit of other remedies available, subject to the terms and conditions of this Agreement. Confidential and proprietary information shall not include, and the obligations set forth in this Section shall not apply to, information that (a) is or becomes generally known to the public through no unlawful act of the receiving party, (b) was known to the receiving party at the time of disclosure, (c) was independently developed by the receiving party or (d) becomes known to the receiving party from a source other than the disclosing party without breach of this Agreement and otherwise not in violation of the disclosing party's rights. Upon expiration or termination of this Agreement and upon request by the disclosing party, each party (as a receiving party) shall return to the disclosing party all confidential or proprietary information of the disclosing party, or destroy all such information and confirm in writing to the disclosing party that such information has been destroyed within a reasonable timeframe of thirty (30) days, unless a longer period is agreed to by the parties. The obligations set forth in this Section shall survive termination or expiration of this Agreement. Notwithstanding the foregoing, a party may disclose confidential and/or proprietary information to any consultants providing legal or accounting, services to such party. Licensee acknowledges and agrees that Licensor's Trademarks and Licensed Products are Licensor's confidential information.

4.19. Injunction. Licensee agrees that irreparable damage would result to Licensor in the event that any of the confidentiality provisions contained herein are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that, in addition to any other rights which Licensor may have at law or equity, Licensor will be entitled to an injunction or injunctions, without being required to post a bond, to prevent breaches hereof and to enforce specifically the terms and provisions of this Agreement pertaining to confidentiality.

4.20. Intellectual Property Rights. Except as specifically provided for herein, no license under any intellectual property right of Licensor's is either granted or implied by the conveyance of confidential information to Licensee. None of the confidential information which may be disclosed by Licensor shall constitute any representation, warranty, assurance, guarantee or inducement of any kind including, without limitation, with respect to the non-infringement of intellectual property rights or other rights of third persons or of Licensor. If the Licensee uses any of the confidential information in the development of any intellectual property, such intellectual property shall be the property of Licensor, and the Licensee shall execute such documents as may be necessary for the purpose of transferring any rights in which the Licensor has in such intellectual property. The Licensee shall not reverse engineer or otherwise attempt to duplicate any processes of Licensor.

Without limiting the foregoing, Licensee shall not use Licensor's confidential information, including, without limitation, Trademarks and Licensed Products, in the development of any trademarks, 510(k) FDA clearances, or other products. Any intellectual property rights developed by a Licensee in violation of this paragraph shall be the property of the Licensor, and Licensee shall execute and deliver to Licensor such documentation as is necessary to evidence Licensor's rights in such intellectual property, including, without limitation, any trademarks, 510(k) FDA clearances, or other products.

4.21. Trademark Protections. All trademarks, trademark rights, and goodwill created by the use of the Trademarks by the Licensee shall inure solely to the benefit of the Licensor which shall own all such trademarks, trademark rights and goodwill created by such uses. The Licensee recognizes that there is great value to the Licensor in the Trademarks and in the goodwill associated with the Trademarks and that nothing contained in this Agreement shall be construed as giving the Licensee any interest or property rights in the Trademarks, except the right to use such marks as

specifically set forth in this Agreement. The Licensee agrees that it will not directly or indirectly assert any interest or property rights in the Trademarks, or either of them, or in any similar trademark in any the Territory. The Licensee acknowledges the validity of the Licensor's rights and title to the Trademarks and agrees that the Licensee will not contest said rights or title. If the Licensee learns that any person or entity is or may be making unauthorized use of the Trademarks, Licensee shall give the Licensor prompt written notice thereof, setting forth in full detail the actions by such person or entity. The Licensee agrees it shall not make any demands or claims, bring suit, effect any settlement, or take any other action for the infringement or possible infringement by any person or entity of the rights granted to the Licensee under this Agreement or of the Trademarks without Licensor's written consent. The Licensee agrees to cooperate with the Licensor in connection with any action taken by the Licensor to terminate infringements and alleged infringements.

4.22. No Warranties. No statements or recommendations contained herein are to be construed as inducements to infringe any relevant intellectual property rights, now or thereafter in existence. Under no circumstances shall Licensor be liable for incidental, consequential, or other damages from alleged negligence, breach of warranty, strict liability, tort, contract or any other legal theory, arising out of the use or handling of any products referred to herein. Technical advice furnished by Licensor shall not constitute a warranty, which is expressly disclaimed, all such advice being given and accepted are at the Licensee's risk.

LICENSOR MAKES NO WARRANTY OR CONDITION (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND LICENSOR SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES AND CONDITIONS OF THE VALIDITY OF THE LICENSED PRODUCTS AND TRADEMARKS REFFERED TO HEREIN OR NONINFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS.

4.23. Records and Audits. During the Term of this Agreement and for a period of three (3) years thereafter (unless a longer period is required by any law, rule, regulation, or registration/qualification requirement of any applicable jurisdiction in which the Licensee manufactures, sells, distributes, imports or exports the Licensed Products or the materials used in the manufacture thereof), licensee shall keep (i) copies of representative documents showing the manner in which the Licensed Products and Trademarks are used hereunder and (ii) accurate books of account and record covering all transactions relating to this agreement at the Licensee's principal place of business. Such documents shall include copies of all advertising appearing in any media, promotional materials, brochures and the like. The Licensor, or its duly authorized agents and representatives, shall have the right, upon written notice, to examine such documents and other material, including through online access, shall have access thereto during ordinary business hours and shall be at liberty to make copies of such documents and other material related thereto. At the Licensor's request, the Licensee shall provide a copy of such records at Licensee's expense. If, as a result of such audit, the Licensor determines that additional royalty payments or other payments are due by Licensee under this Agreement, the Licensee shall have thirty (30) days to make such additional payments to the Licensor. In the event that the Licensee fails to make any such additional payment within such thirty (30) days, the Licensor may, in its sole discretion, terminate this Agreement.

4.24. Use of Name and Logos. Except as otherwise provided herein, neither party shall be permitted to use the other's name, logo or corporate identity for any purpose without the prior written consent of the party whose name, logo or corporate identity is used. Any use of the Trademarks on the Licensed Products or on the packaging of Licensed Products shall be in the manner approved by Licensor.

4.25. No Third Party Beneficiaries. Unless otherwise set forth herein, nothing contained herein is intended nor shall be construed to create rights running to the benefit of third parties.

4.26. Independent Contractors. Both parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership or fiduciary relationship between the parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party. Neither party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

4.27. Ambiguities. This Agreement has been negotiated at arm's length, and the parties have participated fully in the review and revision of the Agreement. Therefore, any rule of law (including California Civil Code section 1654) or legal decision that would require interpretation of any ambiguities to be resolved against the drafting party shall not apply in interpreting this Agreement, and is hereby waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties.

4.28. Representations and Warranties. Licensee hereby represents and warrants to Licensor that: (a) it is a corporation or entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation; (b) the execution, delivery and performance of this Agreement by Licensee has been duly authorized by all requisite corporate action; (c) Licensee has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and (d) the person executing this Agreement has all power and authority necessary to do so. Cuprina hereby represents and warrants that execution, delivery, or performance of this Agreement does not conflict with, or violate the terms of, any other agreement to which it is a party or by which it is bound, or any on-going negotiations or business relationship with any third-party.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

CUPRINA PTE LTD

By ______________________________

Name: David Quek Yong Qi

Title: Chief Executive Officer

Date: 16th July, 2025

RONALD SHERMAN, M.D.

By ______________________________

Name: Ronald Sherman, M.D.

Date: 16th July, 2025

EXHIBIT A

LICENSE

Grant of License. Subject to the restrictions, limitations and conditions set forth in this Agreement, upon execution hereof and payment of the Initial License Fee (as defined in Exhibit B), Licensor hereby grants to the Licensee a non-exclusive, royalty-bearing license to manufacture, sell, use and distribute the Licensed Product(s) (as defined herein) in the Territory (as defined in herein) and to use the Trademarks (as defined in herein) in connection with the manufacture, sale, use and distribution of Licensed Products in the Territory. No other right or license is granted by the Licensor to the Licensee, either express or implied, with respect to any other trademark, trade name, service mark, product (including, without limitation, any other FDA clearance) or other intellectual property right owned or possessed by, or licensed to, the Licensor. The Licensee shall not use the Licensed Products or the Trademarks in any manner not specifically authorized by this Agreement. The license rights granted pursuant to this Agreement shall not include any right to grant any sublicenses of the Licensed Products and/or Trademarks.

"**Licensed Product(s)**" means the FDA Clearance.

"**FDA Clearance**" means the Medical Maggots and associated dressings identified in 510(k) K033391.

"**Territory**" means the United States of America.

"**Trademark(s)**" means Medical Maggots™ and Creature Comforts™.

"FDA" means the United Stated Food and Drug Administration.

The parties acknowledge that there are no patents associated with the FDA Clearance and that no patents are included in this Agreement.

The parties may amend this Exhibit A by mutual written agreement signed by both parties.

EXHIBIT B

FEES

1. Initial License Fee and Monthly License Fee. In partial consideration for the license and rights granted to Licensee pursuant to this Agreement, Licensee shall pay to Licensor a non-refundable and non-creditable initial license fee in the amount of **US$7,500.00** in immediately available United States dollars upon execution of this Agreement (the "**Initial License Fee**") in accordance with the terms set forth in the Agreement and in this Exhibit B. This Initial License Fee shall be fully earned by Licensor upon execution of this Agreement. In the event that Licensee does not pay the Initial License Fee to Licensor as provided in this Section, Licensee's license rights under this Agreement will be terminated and the Agreement will be terminated upon notice by Licensor to Licensee. In addition, beginning on the fourth calendar month after the Effective Date, Licensee shall pay to Licensor a non-refundable and non-creditable monthly license fee in the amount of **US$2,000.00** in immediately available United States dollars (the "**Monthly License Fee**").

2. Royalties. As additional consideration for the license and rights granted to Licensee pursuant to this Agreement, during the Term of this Agreement, for each calendar quarter (or portion thereof) during the Term, Licensee shall pay to Licensor running royalties on Licensed Products at the rate of **nine percent (9%) of Net Sales** (as defined herein) of Licensed Products in the United States Territory (the "**Royalty Fee(s)**"). There is no minimum Royalty Fee due during the first year of the Term of this Agreement. The minimum Royalty Fee for any quarter (or portion thereof) after the first anniversary of the Effective date of this Agreement is **US$7,500.00**.

3. Payment and Report. Except as otherwise set forth herein, all Royalty Fees must be paid to the Licensor, in immediately available United States dollars, within thirty (30) days after the end of each calendar quarter (or portion thereof) for the immediately preceding calendar quarter. At the same time the Royalty Fee is due, the Licensee shall deliver to Licensor a report setting forth for such calendar quarter (or portion thereof) the following information: (i) the Net Sales of each Licensed Product, (ii) the cumulative Net Sales of Licensed Products occurring since the start of the applicable calendar year and since the Effective Date; and (iii) the royalties due hereunder for such Net Sales of each Licensed Product (the "**Report**").

4. Net Sales. For purposes of this Agreement, "**Net Sales**" shall mean the total consideration charged by the Licensee in any transaction consummated or intended to be consummated by transfer of any of the Licensed Products, without deduction for any costs incurred, such as, but not limited to, costs of manufacture, sale, distribution or exploitation of the Licensed Products, but less any applicable sales taxes, trade discounts actually given, returns for which any refund is paid and sales allowances.

5. Payment Terms. All payments must be paid to the Licensor in immediately available United States dollars. The receipt and deposit of monies by the Licensor shall not prevent or limit the Licensor's right to contest the accuracy and/or correctness of any Report or payment in respect of such monies. If the Licensee fails to make any payment within thirty (30) days after receipt of notification that any such payment is due, the Licensor may, in Licensor's sole discretion, terminate this Agreement.

6. Wire Transfers. Unless otherwise mutually agreed in writing, any and all payments to Licensor required under the Agreement shall be made by wire transfer or such other method as directed by Licensor.

7. Interest. Any payment(s) not paid when due will accrue interest from the date due until paid at an annual rate (but with interest accruing on a daily basis) equal to the U.S. Prime Rate as reported in The Wall Street Journal.